UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated December 1, 2011

of

AGCO CORPORATION

A Delaware Corporation

IRS Employer Identification No. 58-1960019

SEC File Number 1-12930

4205 River Green Parkway

Duluth, Georgia 30096

(770) 813-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement.

Notes Offering

On December 5, 2011, AGCO Corporation (the “Company”) completed the sale of US$300 million in aggregate principal amount of the Company’s 5.875% Senior Notes due 2021 (the “Notes”) at an issue price of 100.000%, pursuant to a purchase agreement, dated as of November 28, 2011, between the Company and J.P. Morgan Securities LLC, as representative of the Initial Purchasers named therein (collectively, the “Initial Purchasers”). The Notes were sold to the Initial Purchasers to be resold to qualified institutional buyers in transactions pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to purchasers outside the United States in reliance on Regulation S under the Securities Act. The Company expects to use the net proceeds to fund the acquisition of GSI Holdings Corp.

Certain of the Initial Purchasers and their respective affiliates have, from time to time, performed, are performing and may in the future perform, various financial advisory and investment banking services for the Company, including as lenders under the Company’s Credit Agreement described below, for which they received or will receive customary fees and expenses.

Indenture

The Notes were issued pursuant to an indenture dated as of December 5, 2011 (the “Indenture”) among the Company and Union Bank, N.A., as trustee. The Notes will mature on December 1, 2021. Interest on the Notes is payable semi-annually on June 1 and December 1 beginning June 1, 2012.

The Notes will constitute senior unsecured and unsubordinated indebtedness and will rank equally with all the Company’s senior unsecured and unsubordinated indebtedness from time to time outstanding.

At anytime prior to September 1, 2021, the Company may redeem the Notes, in whole or in part from time to time, at its option, at a redemption price equal to the greater of: (i) 100% of the principal amount plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date; or (ii) the sum, as determined by an independent investment banker, of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus fifty basis points, plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the date of redemption. Beginning September 1, 2021, the Company may redeem the Notes, in whole or in part from time to time, at its option, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, including additional interest, if any, to, but excluding, the redemption date.

If the Company experiences a Change of Control Triggering Event (as defined in the Indenture), holders of the Notes may require the Company to purchase the Notes at a purchase price equal to 101% of the principal amount to be repurchased, plus any accrued and unpaid interest to, but excluding the repurchase date.

The Indenture includes covenants that limit the ability of the Company to, among other things: incur indebtedness secured by principal properties, enter into certain sale and lease back transactions with respect to principal properties and consolidate, merge or transfer substantially all of the Company’s assets to another entity. The covenants are subject to a number of important exceptions and qualifications set forth in the Indenture.

The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the Indenture and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the trustee or holders of at least 25% in principal amount of the then outstanding Notes may declare the principal, premium, if any, and accrued interest on all the Notes to be due and payable.

The foregoing description of the Notes and the Indenture is qualified in its entirety by reference to the Indenture (including the forms of notes included therein), a copy of which is included as Exhibit 4.1 hereto and is incorporated herein by reference.

Registration Rights Agreement

In connection with the issuance of the Notes, on December 5, 2011, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) by and among the Company and J.P. Morgan Securities LLC, as representative of the Initial Purchasers, pursuant to which the Company agreed to use its reasonable best efforts to file with the Securities and Exchange Commission (the “SEC”) and cause to become effective a registration statement relating to an offer to exchange the Notes for an issue of SEC-registered notes with terms substantially identical to the Notes (except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement) or to file a shelf registration for the resale of the Notes if an exchange offer cannot be completed.

If the exchange offer is not completed, or any shelf registration statement is not declared effective, on or before the date that is the 240th calendar day after the date of initial issuance, the annual interest rate on the Notes will increase (“additional interest”) by 0.25% per year. The amount of additional interest will increase by an additional 0.25% per year for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.00% per year. When the Company has cured all of the registration defaults, the interest rate on the Notes will revert immediately to the original level.

The foregoing description of the terms of the Registration Rights Agreement is qualified in all respects by reference to the Registration Rights Agreement, which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Credit Agreement

On December 1, 2011, the Company, certain of its subsidiaries and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, and the other lenders named therein, entered into a Credit Agreement providing for a US$1,000 million revolving credit and term loan facility, consisting of a US$600 million revolving credit facility and a US$400 million term loan facility. The maturity date of the credit facility is December 1, 2016. Interest accrues on amounts outstanding under the credit facility, at the Company’s option, at either (1) LIBOR (based on the applicable borrowing currency or, in the case of borrowings in Canadian Dollars, the applicable rate for bankers’ acceptances in Canadian dollars), in each case plus a margin ranging from 1.0% to 2.0% based on the Company’s leverage ratio, or (2) the base rate, which is equal to the higher of (i) the administrative agent’s base lending rate for the applicable currency, (ii) the federal funds rate (determined based on a weighted average of quoted rates) plus 0.5%, and (iii) one-month LIBOR for loans denominated in US dollars plus 1.0% (in each case plus the applicable margin), in each case plus a margin ranging from 0% to 0.5% based on the Company’s leverage ratio.

The credit facility contains covenants restricting, among other things, the incurrence of indebtedness and the making of certain payments, including dividends. The Company also must fulfill financial covenants in respect of a leverage ratio and interest coverage ratio. The outstanding obligations of the borrowers under the credit facility are subject to acceleration by the administrative agent (which may be at the direction of lenders holding a majority of the exposure under the credit facility) upon an event of a default, including as a result of the failure of the borrowers to make payments under the facility or under other indebtedness, the breach of their representations, warranties or covenants thereunder or a change of control, as defined in the Credit Agreement. Obligations of the borrowers under the credit facility are guaranteed by the other US borrowers and certain other US subsidiaries of the Company. Obligations of the non-US borrowers under the credit facility are guaranteed by the other non-US borrowers. The credit facility is not secured by assets of the Company or any subsidiary or any pledge of the stock of the Company’s domestic or foreign subsidiaries.

The information required by this Item with respect to material relationships between the Company and any of the parties to the Credit Agreement set forth under the heading “Related Parties” on page 35 of the Company’s Form 10-K filed on February 25, 2010 is incorporated herein by reference. The foregoing description of the terms of the Credit Agreement is qualified in all respects by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The description of the Notes, the Indenture and the Credit Agreement contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Indenture, dated as of December 5, 2011, by and among AGCO Corporation and Union Bank, N.A., as trustee.

4.2	Registration Rights Agreement, dated as of December 5, 2011, by and among AGCO Corporation and J.P. Morgan Securities LLC, as representative of the Initial Purchaser.

10.1	Credit Agreement, dated as of December 1, 2011, by and among AGCO Corporation, certain of its subsidiaries and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, and the other lenders named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation

By:	/s/ Andrew H. Beck
Andrew H. Beck
Senior Vice President and Chief Financial Officer

Dated: December 6, 2011